UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Royer, Gregory J
   c/o Gerald Stevens, Inc.
   301 East Las Olas Boulvard
   Suite 300
   Fort Lauderdale, FL  33301
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   5/22/00
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Gerald Stevens, Inc.
   GIFT
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SVP and COO of Retail Operations
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock                               |528,584               |(D)             |N/A                                            |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Options (Rights to Buy) |10/1/99(1|9/30/08  |Common Stock           |30,071   |$3.52     |(D)          |N/A                        |
                        |)        |         |                       |         |          |             |                           |
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Options (Rights to Buy) |1/4/00(1)|1/3/09   |Common Stock           |13,500   |$6.30     |(D)          |N/A                        |
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Explanation of Responses:
(1) These options vest in four equal annual installments beginning on the date indicated.
SIGNATURE OF REPORTING PERSON
/s/ Gregory J. Royer
DATE
5/30/00